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

           EXHIBIT 11 - Statement Re: Computation of Per Share Earnings



   The calculation of the Registrant's primary and fully diluted earnings per share required by Item 601(b)(11) of Regulation S-K is presented below (dollars in thousands, except per share data):

                                        Three Months Ended      Six Months Ended
                                              June 30,               June 30,
                                        ------------------      ----------------
                                           1995      1994         1995      1994
                                        -------    ------       ------    ------
PRIMARY

Net income                               $3,215     $3,172      $6,276    $5,979
                                        =======    =======      ======    ======

Average common shares outstanding         7,939      7,905       7,935     7,897
Common stock equivalents - net effect
of the assumed exercise of stock options
- -- based on the treasury stock method
using average market price                  354        398         354       384
                                        -------     ------      ------    ------
    Average primary shares outstanding    8,293      8,303       8,289     8,281
                                        =======     ======      ======    ======

           Primary earnings per share     $ .39     $ .38        $ .76     $ .72
                                        =======     ======      ======    ======
Fully Diluted Earnings Per Share

Net income                               $3,215    $3,172       $6,276    $5,979
                                         ======    ======       ======    ======

Average common shares outstanding         7,939     7,905        7,935     7,897
Common stock equivalents - net effect
of the assumed exercise of stock options
- -- based on the treasury stock method
using average market price or year-end
market price, whichever was higher          356       412          359       412
                                         ------    ------       ------     -----
           Average fully diluted shares
                  outstanding             8,295     8,317        8,294     8,309
                                         ======    ======       ======   ======

           Fully diluted earnings
                  per share               $ .39     $ .38        $ .76     $ .72
                                         ======    ======       ======   =======
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